BARDA Delivers Notice of Intent to Exercise Additional Contract Options With Aeolus Worth $9.1 Million

MISSION VIEJO, CA -- (Marketwire - April 09, 2012) - Aeolus Pharmaceuticals, Inc. (OTCQB: AOLS) (PINKSHEETS: AOLS)

  BARDA notice of intent to exercise options valued at $9.1 million effective April 1, 2012 triggered by Aeolus' successful execution of the first year of its contract, worth up to $118 million over five years
  Company expects revenue to increase to $9 to $11 million for fiscal year 2012
  Options will fund key elements of the Lung ARS development program, through March 31, 2013
  Conference Call: Tuesday, April 10, 2012 @ 11am Pacific/2pm Eastern

Aeolus Pharmaceuticals, Inc., a biotechnology company leveraging significant government funding to develop a platform of novel compounds in oncology and biodefense, today announced that it received from the Biomedical Advanced Research and Development Authority (BARDA) a Notice of Intent to Exercise options valued at $9.1 million. The bulk of the options are for the period of performance beginning April 1, 2012 and ending March 31, 2013, and include funding for murine and NHP Efficacy studies in Lung Acute Radiation Syndrome (Lung-ARS), GMP manufacturing, and project management costs. As a result of the notice of intent to exercise the new options, the Company expects revenue for fiscal year 2012 to be in the range of $9 to 11 million, up from $4.8 million in fiscal year 2011.

"BARDA's notice of intent to exercise additional options reflects the hard work and success of our development team and research partners, and our combined success during the first year of the Lung-ARS development contract," said John L. McManus, Chief Executive Officer and President of Aeolus Pharmaceuticals, Inc. "During the base period, we delivered valuable animal models for Lung-ARS and made important progress in the manufacturing of AEOL 10150. The options that BARDA intends to exercise will fund the key animal efficacy studies necessary for the design of our ultimate pivotal studies, as well as important chemistry, manufacturing and controls projects, and will keep our development plan on schedule. We remain grateful to BARDA for the financial support and program input that we receive."

In February 2011, BARDA awarded Aeolus a five-year Advanced Research and Development Contract to support the development of AEOL 10150 as a medical countermeasure against the pulmonary effects of acute radiation syndrome (ARS) and delayed effects of acute radiation exposure (DEARE), valued up to $118 million. Through the end of February 2012, Aeolus had billed or completed approximately $8.1 million of programs under the contract, had committed work in progress totaling approximately $2.0 million and expected to bill for the full amount of $10.4 million in the base period. Under terms of the contract, Aeolus will receive $10.4 million for the base period of performance and up to an additional $107.5 million in options, if exercised by BARDA, for a total contract value of up to $118 million. In addition to accomplishing the major objectives during the base period of the agreement, Aeolus managed the contract so that 12 additional items were added to create further value for the government during the base period.

On February 14, 2012, Aeolus presented the results and deliverables that had been produced during the first twelve months under the base period of the contract at an "In-Progress Review" meeting with BARDA, and requested the exercise of additional contract options, which contain the key items required in the advanced development of AEOL 10150 from April 2012 through March 2013. BARDA's notice of intent to exercise the options is in response to the presentation of the deliverables and progress made under the contract at this meeting. Among the key items in the options BARDA intends to exercise are animal efficacy studies, mechanism of action research and manufacturing and process validation work. All of these items build off of work successfully completed during the first twelve months of the contract base period. The contract is designed to produce the data necessary for an approval under the FDA "Animal Rule" and for a potential Emergency Use Authorization (EUA). An approval or EUA would allow the federal government to buy AEOL 10150 for the Strategic National Stockpile under Project Bioshield. Project Bioshield is designed to accelerate the research, development, purchase and availability of effective medical countermeasures for the Strategic National Stockpile.

Conference Call

Tuesday, April 10, 2012 @ 11am Pacific/2pm Eastern
Domestic: 877-837-3910
International: 973-796-5077

Webcast and replays: www.aeoluspharma.com

About the BARDA Contract
In addition to supporting the cost of development of AEOL 10150 as an MCM for Lung-ARS, the Company believes that the preclinical, chemistry, manufacturing, and controls, toxicology, and safety studies expected to be performed under the BARDA contract will be supportive of the Company's oncology development program. A procurement of AEOL 10150 for the Strategic National Stockpile could occur after approval from the U.S. Food and Drug Administration, if obtained, or sooner under an Emergency Use Authorization. The value of a procurement, if any, is not included in the contract value announced herein.

AEOL 10150 is currently also being studied by the National Institutes of Health's (NIH) National Institute of Allergy and Infectious Diseases (NIAID) Radiation/Nuclear Medical Countermeasures development program as a countermeasure for radiation exposure to the gastrointestinal tract and by NIH CounterACT as countermeasure against chlorine gas and sulfur mustard gas exposure.

About Acute Radiation Syndromes (ARS)
Immediately after exposure, the most critical components of acute radiation syndrome are the hematopoietic (bone marrow) and early-onset gastrointestinal (GI) syndromes because symptoms begin very quickly and can be lethal. However, depending on the level and location of radiation exposure, much of the lethality of both hematopoietic and early-onset gastrointestinal syndromes are potentially avoidable with proper treatment, including supportive care (fluids and antibiotics) and Neupogen®, leaving complications to later responding tissues subsequently becoming a major problem.

In situations of accidental exposure, it was initially assumed that a whole-body dose exceeding 10 Gy was inevitably fatal. However, experience with nuclear accident victims suggests that when patients survive gastrointestinal and bone marrow syndromes, respiratory failure becomes the major cause of death. This effect is known as a delayed effect of acute radiation exposure, commonly referred to as DEARE.

About Cancer Radiation Therapy
According to the American Cancer Society, cancer is the second leading cause of death by disease representing one out of every four deaths in the United States. According to the Radiological Society of North America, about 50 to 60 percent of cancer patients are treated with radiation at some time during their disease. The NIH estimates overall costs of cancer in 2008 in the United States at $228.1 billion: $93.2 billion for direct medical costs, $18.8 billion for indirect morbidity costs (costs of lost productivity due to illness) and $116.1 billion for indirect mortality costs (cost of lost productivity due to premature death).

About BARDA
The Biomedical Advanced Research and Development Authority (BARDA), within the Office of the Assistant Secretary for Preparedness and Response in the U.S. Department of Health and Human Services, provides an integrated, systematic approach to the development and purchase of the necessary vaccines, drugs, therapies, and diagnostic tools for public health medical emergencies. BARDA was established to provide funding and coordination to address challenges in medical countermeasure development. BARDA was created to increase funding for advanced research and development and to better coordinate the U.S. government's medical countermeasure development and acquisition process. BARDA manages Project BioShield, which includes the procurement and advanced development of medical countermeasures for chemical, biological, radiological, and nuclear agents, as well as the advanced development and procurement of medical countermeasures for pandemic influenza and other emerging infectious diseases that fall outside the scope of Project BioShield.

About AEOL 10150
AEOL 10150 is a broad-spectrum catalytic antioxidant specifically designed to neutralize reactive oxygen and nitrogen species. The neutralization of these species reduces oxidative stress, inflammation, and subsequent tissue damage-signaling cascades resulting from radiation exposure. The Company believes that AEOL 10150 could have a profound beneficial impact on people who have been exposed, or are about to be exposed, to high-doses of radiation in the treatment of oncology.

AEOL 10150 has already performed well in animal safety studies, was well-tolerated in two human clinical trials, and has demonstrated statistically significant survival efficacy in an acute radiation-induced lung injury model. AEOL 10150 is also currently in development for use as both a therapeutic and prophylactic drug in cancer patients.

About Aeolus Pharmaceuticals
Aeolus Pharmaceuticals is developing a new class of catalytic antioxidant compounds that protects healthy tissue from the damaging effects of radiation. Its first compound, AEOL 10150, is being developed for oncology indications, where it is used in combination with radiation therapy. It is also being developed, with funding by the US Government, as a medical countermeasure against chemical and radiological weapons, where its initial target indications are as a protective agent against the effects of acute radiation syndrome and delayed effects of acute radiation exposure. Aeolus' strategy is to leverage the substantial investment in toxicology, manufacturing, and preclinical studies made by US Government agencies in AEOL 10150 to efficiently develop the compound for use in oncology. For more information, please visit Aeolus' corporate website at www.aeoluspharma.com.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus' product candidates, as well as its proprietary technologies and research programs and any potential future submissions or applications to the FDA. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus' actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus' product candidates, proprietary technologies and their uses, receipt of funding under the contract with BARDA, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus' filings with the Securities and Exchange Commission, including, but not limited to, Aeolus' Annual Report on Form 10-K for the year ended September 30, 2011. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Contact:
Russell Skibsted
Sr. Vice President and Chief Financial Officer
Aeolus Pharmaceuticals, Inc.
(949) 481-9825